Exhibit 99.1
Tucows Reports Continuing Strong Financial Results
for Third Quarter of 2012

– Company Achieves Tenth Consecutive Quarter of Record Revenue and Generates
Strong Cash Flow From Operations –

TORONTO, November 13, 2012 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the third quarter ended September 30, 2012. All figures are in U.S. dollars.

Summary Financial Results
(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Sept. 30, 2012 (unaudited)	3 Months Ended Sept. 30, 2011 (unaudited)	9 Months Ended Sept. 30, 2012 (unaudited)	9 Months Ended Sept. 30, 2011 (unaudited)
Net revenue	29,246	25,094	84,936	70,695
Income before provision for income taxes and change in fair value of forward exchange contracts	1,597	1,090	4,956	2,240
Net income for the period	1,635	(1,178)	3,995	115
Net earnings per common share	0.04	(0.02)	$0.09	-
Net cash provided by operating activities	2,237	1,615	4,321	3,202

Summary of Revenues and Cost of Revenues
(In Thousands of US Dollars)
	Revenue		Cost of Revenue
	3 Months Ended Sept. 30, 2012 (unaudited)	3 Months Ended Sept. 30, 2011 (unaudited)	3 Months Ended Sept. 30, 2012 (unaudited)	3 Months Ended Sept. 30, 2011 (unaudited)
Wholesale
Domain Services	22,268	19,698	18,645	16,470
Value-Added Services	2,603	2,609	532	515
Total Wholesale	24,871	22,307	19,177	16,985

Retail	2,965	1,358	2,064	495
Portfolio	1,410	1,429	205	179

Network, other costs	-	-	1,159	1,193
Network, depreciation and amortization costs	-	-	193	183
Total revenue/cost of revenue	29,246	25,094	22,798	19,035

NOTE: Beginning in the first quarter of 2012, Tucows reclassified its revenue streams into three distinct service offerings: Wholesale, Retail and Portfolio1. The realignment is intended to better reflect the manner in which these revenue streams are generated and assessed by management.

“Our third quarter results once again reflect the consistency and reliability of our business, the leverage inherent in our model, and our ability to deliver growth,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.  “Revenue for the quarter grew 17% year-over-year to another record and we generated $2.2 million in cash flow from operations, a portion of which we used to repurchase an additional 1.3 million shares under our normal course issuer bid. In 2012, we have bought back 9.9 million shares and since we began buying back stock, we have now repurchased a total of 33.2 million shares, or almost 45% of outstanding shares. Our core businesses continue to perform well, allowing us to efficiently invest in new opportunities such as Ting.  As a result, we remain well positioned to continue to deliver growth while returning capital to shareholders over the long term."

Net revenue for the third quarter of 2012 increased 17% to a record $29.3 million from $25.1 million for the third quarter of 2011.

Net income for the third quarter of 2012 was $1.6 million, or $0.04 per share, compared with a net loss for the third quarter of 2011 of $1.2 million, or $0.02 per share.

Deferred revenue at the end of the third quarter of 2012 was $73.3 million, an increase of 6% from $68.9 million at the end of the third quarter of 2011 and a decrease of 2% from $74.5 million at the end of the second quarter of 2012.

Cash and cash equivalents at the end of the third quarter of 2012 were $5.0 million compared with $4.5 million at the end of the second quarter of 2012 and $4.7 million from the end of the third quarter of 2011.  During the third quarter of 2012, the Company generated cash flow from operations of $2.2 million compared with $1.6 million for the same quarter of 2011. During the quarter, the Company used $1.6 million for the repurchase of stock under its ongoing normal course issuer bid and invested $0.2 million in equipment purchases.

1Service Offerings:  Wholesale, primarily branded as OpenSRS, is composed of revenue generated by the OpenSRS Domain Service and Other Value-Added Services, including hosted email, SSL and other trust certificates, bulk sale of domain names and advertising from the OpenSRS Domain Expiry Stream, web publishing tools, mobile phone services, third-party marketing funds, and billing software for ISPs.  Retail is primarily composed of services to individuals and small businesses, including Hover, which generates revenue from the sale of domain name registration and email, and Ting, which generates revenue from mobile phone services. Portfolio includes revenue generated by the resale of names from the domain name portfolio and advertising revenue from the Company’s domain name portfolio and two large advertising-supported websites.

Conference Call

Tucows management will host a conference call today, Tuesday, November 13, 2012 at 5:00 p.m. (ET) to discuss the Company’s third quarter 2012 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 54761695 followed by the pound key.  The telephone replay will be available until Tuesday, November 20, 2012 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  In particular, this release includes forward looking statements regarding our expectations as to our financial results and the impact of our consistent growth and leverage. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, OpenSRS, Hover, Ting, and YummyNames are registered trademarks of Tucows Inc. or its subsidiaries.

For further information:
Lawrence Chamberlain
TMX Equicom for Tucows Inc.
(416) 815-0700 ext. 257
lchamberlain@equicomgroup.com